                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                                 SCHEDULE 13G


                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                              (AMENDMENT NO. 1)*


                              Discreet Logic Inc.
                              -------------------
                               (Name of Issuer)

                        Common Stock, without par value
                        -------------------------------
                        (Title of Class of Securities)

                                   25467V104
                               ----------------
                                (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-----------------------                                  ---------------------
  CUSIP NO. 25467V104                   13G                PAGE 2 OF 9 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Richard J. Szalwinski
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Canada

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0 shares

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          5,249,896 shares
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0 shares

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          5,249,896 shares
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      5,249,896 shares

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
10    CERTAIN SHARES*                                               [_]


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      18.2%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO. 25467V104                   13G                PAGE 3 OF 9 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      9002-1585 QUEBEC INC.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Quebec, Canada

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0 shares

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          5,249,896 shares
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0 shares

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          5,249,896 shares
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      5,249,896 shares

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
10    CERTAIN SHARES*                                               [_]


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      18.2%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      CO

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO. 25467V104                   13G                PAGE 4 OF 9 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      BHVR Communications Inc.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Quebec, Canada

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0 shares

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          5,249,896 shares
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0 shares

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          5,249,896 shares
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      5,249,896 shares

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
10    CERTAIN SHARES*                                               [_]


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      18.2%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      CO

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1(a).  NAME OF ISSUER: Discreet Logic Inc.
            --------------

ITEM 1(B).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
            -----------------------------------------------
            10 Duke St., Montreal, Quebec, Canada HC3 2L7

ITEM 2(A).  NAMES OF PERSONS FILING:  Richard J. Szalwinski ("Szalwinski"),
            -----------------------
            9002-1585 Quebec Inc. ("9002-1585 Quebec") and BHVR Communications Inc. ("BHVR"). The persons named in this paragraph are referred to individually herein as a "Reporting Person" and collectively as the "Reporting Persons."

ITEM 2(B).  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:
            ------------------------------------------------- ---------
            The address of the principal business office of Szalwinski is Discreet Logic Inc., 10 Duke St., Montreal, Quebec, Canada HC3 2L7. The address of the principal business office of 9002-1585 Quebec and BHVR is 777 rue de la Commune Ouest, Montreal, Quebec H3C 1Y1.

ITEM 2(C).  CITIZENSHIP:  Szalwinski is a citizen of Canada.  Each of 9002-
            -----------
            1585 Quebec and BHVR is organized under the laws of the province of Quebec, Canada.

ITEM 2(D).  TITLE OF CLASS OF SECURITIES:  Common Stock, without par value
            ----------------------------
            ("Common Stock").

ITEM 2(E).  CUSIP NUMBER:  25467V104
            ------------

ITEM 3.          IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-
                 -------------------------------------------------
                 1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:
                 -------------------------------------------------------

                 (a) [ ] Broker or Dealer registered under Section 15 of the Securities Exchange Act of 1934 (the "Act").

                 (b) [ ]  Bank as defined in Section 3(a)(6) of the Act.

                 (c) [ ] Insurance Company as defined in Section 3(a)(19) of the Act.

                 (d) [ ] Investment Company registered under Section 8 of the Investment Company Act of 1940.

                 (e) [ ] Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940.

                 (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-1(b)(1)(ii)(F) of the Act.

                 (g) [ ] Parent Holding Company, in accordance with Rule 13d-1(b)(ii)(G) of the Act.

                 (h) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(H) of the Act.


                               Page 5 of 9 Pages

            Not applicable. This Schedule 13G is not being filed pursuant to Rule 13d-1(b) or Rule 13d-2(b).

ITEM 4. OWNERSHIP.
        ---------

       (a) Amount Beneficially Owned: 9002-1585 Quebec is the record owner of 2,682,296 shares as of December 31, 1997 (the "9002-1585 Quebec Shares"). BHVR is the record owner of 2,567,600 shares as of December 31, 1997 (the "BHVR Shares"). As the sole shareholder of 9002-1585 Quebec and BHVR, Szalwinski may be deemed to own beneficially the 9002-1585 Quebec Shares and the BHVR Shares for a total of 5,249,896 shares (the "Record Shares"). By virtue of their relationship as companies which have in common the same sole shareholder, 9002-1585 Quebec and BHVR may each be deemed to own the Record Shares.

       (b) Percent of Class: Each Reporting Person: 18.2%. The foregoing percentage is calculated based on the 28,829,919 shares of Common Stock reported to be outstanding in the Quarterly Report on Form 10-Q of Discreet Logic Inc. for the fiscal quarter ended September 30, 1997, as adjusted pursuant to Rule 13d-13(d)(1).

       (c)  Number of shares as to which such person has:

          (i) sole power to vote or to direct the vote: 0 shares for each Reporting Person.

         (ii) shared power to vote or to direct the vote: 5,249,896 shares for each Reporting Person.

        (iii) sole power to dispose or to direct the disposition of: 0 shares for each Reporting Person.

         (iv) shared power to dispose or to direct the disposition of:
              5,249,896 shares for each Reporting Person.

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.
         --------------------------------------------

         Not applicable.

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.
         ---------------------------------------------------------------

         Not applicable.

ITEM 7.  IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE
         ----------------------------------------------------------------------
         SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.
         --------------------------------------------------------

         Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
         ---------------------------------------------------------

         Not applicable.


                               Page 6 of 9 Pages

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.
         ------------------------------

         Not applicable.

ITEM 10. CERTIFICATION.
         -------------

         Not applicable. This statement on Schedule 13G is not filed pursuant to Rule 13d-1(b).


                               Page 7 of 9 Pages

                                   SIGNATURE
                                   ---------


   After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date:  February 10, 1998
                              /s/ Richard J. Szalwinski
                              -------------------------
                              Richard J. Szalwinski


                              9002-1585 QUEBEC INC.

                              By:  /s/ Richard J. Szalwinski
                                   -------------------------
                                   Richard J. Szalwinski
                                   Director, President and Secretary


                              BHVR COMMUNICATIONS INC.

                              By:  /s/ Richard J. Szalwinski
                                   -------------------------
                                   Richard J. Szalwinski
                                   Director, President and Secretary


                               Page 8 of 9 Pages

                                                      Exhibit 1
                                                      ---------

                                   AGREEMENT


   Pursuant to Rule 13d-1(f)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of shares of Common Stock of Discreet Logic Inc.

   EXECUTED as a sealed instrument this 10th day of February, 1998.

                              /s/ Richard J. Szalwinski
                              -------------------------
                              Richard J. Szalwinski


                              9002-1585 QUEBEC INC.

                              By:  /s/ Richard J. Szalwinski
                                   -------------------------
                                   Richard J. Szalwinski
                                   Director, President and Secretary


                              BHVR COMMUNICATIONS INC.

                              By:  /s/ Richard J. Szalwinski
                                   -------------------------
                                   Richard J. Szalwinski
                                   Director, President and Secretary



                               Page 9 of 9 Pages